Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 pursuant to Rule 462(b) under the Securities Act of 1933, as amended, of our report dated October 30, 2020, relating to the financial statements of Switchback II Corporation as of and for the period ended October 8, 2020, appearing in the Registration Statement on Form S-1, File No. 333-251487.

New York, New York
January 7, 2021